                                                                    Exhibit 99.1





Contact:
Susan Hickey
Jupiter Media Metrix, Inc.
917-534-6479
shickey@jmm.com

               JUPITER MEDIA METRIX ADOPTS STOCKHOLDER RIGHTS PLAN

         New York, NY May 17, 2001 -- Jupiter Media Metrix, Inc. (NASDAQ: JMXI) today announced that on May 16, 2001 its board of directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of common stock of the company held by stockholders of record as of the close of business on June 1, 2001. The Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of the company without offering a fair price to all of the company's stockholders. The Rights will expire on June 1, 2011. The Rights Plan was not adopted in response to any effort to acquire control of Jupiter Media Metrix.

          Each Right will entitle stockholders to buy one unit of a share of preferred stock for $13.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the company's common stock. The NPD Group, Inc., an original stockholder of the company, together with Tod Johnson, the principal shareholder of NPD and the company's Chairman and CEO, which currently together have beneficial ownership of approximately 14.9 percent of the company's common stock, will not trigger the Rights unless they acquire beneficial ownership of 20 percent or more of the company's common stock.

                                    - more -

         If any person, other than NPD and Mr. Johnson (as a group), becomes the beneficial owner of 15 percent or more of the company's common stock, other than pursuant to a tender or exchange offer for all of the outstanding shares of the company approved by the company's board of directors, then each Right not owned by the acquirer or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the company's common stock (or, in certain circumstances as determined by the board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, after any person other than NPD and Mr. Johnson has become a 15 percent-or-more stockholder, if the company is involved in a merger or other business combination transaction with another person in which the company does not survive or in which its common stock is changed or exchanged, or sells 50 percent or more of its assets or earning power to another person, each Right will entitle each holder, other than any person who has become a 15 percent-or-more stockholder, to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

         The company will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days (subject to extension) after a public announcement that a 15 percent position in the company's common stock has been acquired, except in the case of NPD and Mr. Johnson, which will be permitted to purchase up to 20 percent of the company's common stock.

         The Rights are intended to enable all stockholders to realize the long-term value of their investment in the company. The Rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting a takeover.

         Details of the Stockholder Rights Plan will be outlined in a filing with the Securities and Exchange Commission.

                                    - more -

ABOUT JUPITER MEDIA METRIX

         Jupiter Media Metrix, formed by the merger of Jupiter Communications and Media Metrix, is a global leader in market intelligence for the new economy. The company delivers innovative and comprehensive Internet measurement, analysis, intelligence and events to provide businesses with unmatched global resources for understanding and profiting from the Internet. Jupiter Media Metrix brings together world-class, innovative and market-leading products, services, research methodologies and people. Jupiter Media Metrix brands include Media Metrix, AdRelevance, Jupiter Research and Jupiter Events. The company is headquartered in New York City and operates worldwide, across the Americas, Asia Pacific, Europe (as Jupiter MMXI Europe), and the Middle East. Visit us at www.jmm.com for more information.

FORWARD LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current plans and expectations and are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Important factors that could cause Jupiter Media Metrix' actual results to differ materially from those described in a forward-looking statement include, among others, changes in the markets for the company's products and services, increased competition from existing or new competitors, the company's ability to manage its growth and to attract and retain experienced personnel, fluctuations in the company's quarterly and annual operating results, the company's ability to manage the international expansion of its business, risks associated with the integration of acquisitions and general business and economic conditions. Additional information about the risks that may affect Jupiter Media Metrix' business and financial results are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2000, which was filed with the SEC on April 2, 2001, and the company's quarterly reports on Form 10-Q filed with the SEC. You are encouraged to read this information carefully. Jupiter Media Metrix undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company.

                                       ###